EXHIBIT 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Zynerba Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	Rule 457(h)	6,900,000	$0.34	(2)	$2,346,000	0.0001102	$258.53
	Total Offering Amounts				–		$2,346,000		$258.53
	Total Fees Previously Paid				–				–
	Total Fee Offsets				–				–
	Net Fee Due				–				$258.53

(1)	Represents 6,900,000 shares of common stock, par value $0.001 per share (“Common Stock”), of the Registrant that may be issued pursuant to the Zynerba Pharmaceuticals, Inc. 2023 Stock Option and Incentive Plan (the “2023 Plan”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall also cover any additional shares of Common Stock which become issuable under the 2023 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of the Registrant.

(2)	This estimate is made pursuant to Rule 457(c) and (h) of the Securities Act. The price shown is based upon the average of the high and low prices reported for the Registrant’s Common Stock on the Nasdaq Capital Market on June 16, 2023.